EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Protective Products of America, Inc. Announces Suspension of Trading on TSX, Approval of "First Day Motions," Notification Requirements for Certain Equity and Claim Holders

SUNRISE, Fla., Jan. 19, 2010 (GLOBE NEWSWIRE) -- Protective Products of America, Inc. (TSX:PPA), a leading manufacturer and distributor of advanced products in ballistics protection, announces that it received notice on January 14, 2010 from the Toronto Stock Exchange (the “TSX”) that, effective immediately, PPA’s securities have been suspended from trading on the TSX until further notice. The notice came following PPA’s announcement on January 14, 2010 that it and its four subsidiaries had filed voluntary petitions for Chapter 11 reorganization on January 13, 2010. The TSX also advised PPA that it is reviewing PPA’s securities’ eligibility for continued listing and trading on the TSX.

PPA also announced results from its “first day” bankruptcy hearings, as the United States Bankruptcy Court for the Southern District of Florida (the “Court”), Fort Lauderdale Division, granted the relief sought by all of PPA’s first day motions. Importantly, the Court granted PPA’s motion to use cash on hand and cash generated from daily operations, and also approved debtor-in-possession financing to be provided by its existing lender, Canadian Imperial Bank of Commerce, in the amount of up to $665,000. PPA will be able to utilize these proceeds to pay operating and other expenses during the pendency of the Chapter 11 proceedings, subject to an approved budget. PPA expects that this will provide sufficient liquidity to satisfy PPA’s ongoing business obligations and ensure continued operations without any interruption during the pendency of its reorganization.

PPA also received Court approval, among other things, to pay pre-petition wages and other employee benefits, pay certain pre-petition use and franchise taxes and trust fund obligations and pay pre-petition balances to certain critical vendors. The Company is authorized to pay ordinary course post-petition expenses without seeking Court approval. Based on approval of the first day motions, PPA intends to maintain all normal business operations throughout the administration of the bankruptcy cases.

The Court also approved the competitive bidding and sale procedures to be utilized in connection with the sale of substantially all of PPA’s assets and business, free and clear of liens and claims as a going concern. The Company has entered into an Asset Purchase Agreement (the “APA”) with an affiliate of Sun Capital Partners, Inc., a leading private investment firm, as a stalking horse bidder, which agreement contemplates an auction and ultimate sale of such assets (subject to higher and better bids) in approximately 35 days.

The purchase price payable under the APA is substantially less than the Company’s aggregate secured and unsecured liabilities, and the Bankruptcy Code requires that such liabilities must be paid in full before any distribution would become available to the holders of the Company’s equity securities. PPA is working with its investment banking firm, Bayshore Partners, an affiliate of Farlie Turner & Co., LLC, and actively soliciting higher and better bids.

The Company notes that the sale of PPA in bankruptcy involves a number of uncertainties, including the potential for higher and better bids that could increase the recovery provided under the APA filed with the Court, and which in turn could impact the value and transferability of common shares.  It is important to note that such factors are subject to the review and approval of the U.S. Bankruptcy Court. Consequently, the Company is not in a position to provide any definitive information to shareholders concerning the impact of the Chapter 11 filing on its common shares at this time. Shareholders are always encouraged to seek independent financial and legal advice.

PPA also announced that the Court has approved an order requiring any person or entity who presently beneficially owns or proposes to acquire at least 686,750 shares of PPA’s common stock (representing approximately 4.99% of all issued and outstanding shares), and any person or entity who presently is or proposes to become the holder of claims against the Company equal to or exceeding $50,000 in the aggregate, to file with the Court and furnish to the Company advance written notice of a proposed transfer of the Company’s equity securities or such claims. Any such transfer of equity securities or claims to which the Company objects will be subject to Court approval. The Company requested these requirements to protect the Company’s net operating losses which are not being sold pursuant to the APA and will remain with the debtors’ estate.

Additional information about PPA and certain court documents are available at the Company’s website, www.protectiveproductsofamerica.com.

About Protective Products of America, Inc.

Protective Products of America, Inc., formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company’s product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest (“MTV”), a ballistic system for military personnel. PPA produces and sells body armor to several branches of the U.S. armed forces, federal agencies, and local and state police forces. Visit www.protectiveproductsofamerica.com for more Company information.

Safe Harbor Language

This release contains forward-looking statements including those concerning the reorganization process and the proposed transaction with Sun Capital Partners. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are not limited to, uncertainties associated with the reorganization process and with the transaction agreements with Sun Capital, as well as general risks pertaining to the Company including those relating to the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

CONTACT:  Protective Products of America, Inc.

          Neil E. Schwartzman, Chief Operating Officer

          954-846-8222

          nschwartzman@body-armor.com